UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/08/2009

First Data Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5565 Glenridge Connector, N.E.
Suite 2000
Atlanta, Georgia 30342
(Address of principal executive offices, including zip code)

(404) 890-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 8, 2009, First Data Corporation ("First Data") appointed W. Patrick Shannon, 46, to the position of Executive Vice President and Chief Financial Officer of First Data. Mr. Shannon replaced Philip M. Wall as Chief Financial Officer. Mr. Wall will become the Chief Financial Officer of Banc of America Merchant Services, LLC, First Data's recently formed joint venture with Bank of America N.A.

Mr. Shannon served as the Chief Financial Officer of BellSouth Corporation from 2005 to 2007 until the completion of BellSouth's merger with AT&T Corporation. In addition, Mr. Shannon served as a director of Cingular Wireless and a member of Cingular's Audit Committee. Prior to his election as Chief Financial Officer, Mr. Shannon was senior vice president - finance responsible for all corporate and divisional financial management, accounting and tax matters. Prior to joining BellSouth Corporation in 1997, he was employed by U S West, Inc. in various financial-related positions, including Vice President and Chief Financial Officer of MediaOne, Inc., U S West's cable operations in Atlanta, Georgia.

Mr. Shannon will receive an annual salary of $700,000 and will be eligible for a target bonus of $875,000 under the Senior Executive Incentive Plan. He will be eligible for health and life benefits such as medical and dental coverage, health care and dependent care reimbursement accounts, short and long-term disability, life insurance, supplemental employee, spouse and child life insurance, basic and voluntary accidental death and dismemberment, business travel accident insurance and long-term care insurance. He also will be eligible for First Data's 401(k) plan and severance benefits under First Data's Severance/Change in Control Policy. A copy of the Severance/Change in Control Policy was included as Exhibit 10.27 of First Data's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2008.

In addition, Mr. Shannon will participate in equity programs under the 2007 Stock Incentive Plan for Key Employees of First Data Corporation (the "2007 Equity Plan").   Under the 2007 Equity Plan, Mr. Shannon expects to purchase 1,800,000 shares of common stock of First Data Holdings Inc., the parent company of the Company ("Holdings"), at $3 per share and will be granted an option to purchase 4,950,000 shares of common stock of Holdings.   One-half of the options have an exercise price of $5.00 per share and one-half have an exercise price of $3.00 per share. Additionally, one-half of the options have time-based vesting, whereby 20% of the options vest on each of the first five anniversaries of the date of hire. The other half of the options granted are subject to EBITDA-based performance vesting. Performance-vested options are eligible to vest and become exercisable in equal increments of 20% at the end of fiscal years 2009, 2010, 2011, 2012 and 2013, but will vest on those dates only if the Company attains specified annual EBITDA performance targets. EBITDA performance targets can be found on page 55 of First Data Corporation's proxy statement on Schedule 14A filed with the SEC on June 26, 2007, and the 2013 target will be established at a future date by the Compensation and Benefits Committee of the Board of Directors of Holdings, which has the discretion to adjust such targets under the 2007 Equity Plan. If the EBITDA target is not met in a given year, the options which did not vest may become vested following any subsequent year in which the cumulative EBITDA target for the years 2009 through that year has been attained. Vesting of the options may be accelerated in accordance with the terms of the 2007 Equity Plan. All shares and option grants are subject to call rights by Holdings if the holder terminates employment with First Data for any reason.

Item 9.01.    Financial Statements and Exhibits

The following Exhibit is being filed with this report.

Ex. 99.1 Press Release issued by First Data Corporation on September 8, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Data Corporation

Date: September 08, 2009	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Press Release issued by First Data Corporation on September 8, 2009